Exhibit 7

BOARD REPRESENTATION TERMINATION AGREEMENT

This Board Representation Termination Agreement (the “Termination Agreement”), is dated as of November 12, 2024, by and among NGL Energy Holdings LLC, a Delaware limited liability company (the “General Partner”), NGL Energy Partners LP, a Delaware limited partnership (the “Partnership” and, together with the General Partner, the “NGL Entities”), EIG Management Company, LLC, a Delaware limited liability company and FS/EIG Advisor, LLC, a Delaware limited liability company (collectively, “EIG”), on EIG’s own behalf and on behalf of the Purchasers. Capitalized terms used and not defined in this Termination Agreement have the respective meanings assigned to them in the Board Representation Rights Agreement, dated July 2, 2019 (the “Agreement”), by and among the NGL Entities and EIG. The NGL Entities and EIG are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties have entered into the Agreement, pursuant to which EIG may designate up to one natural person to serve on the board of directors of the General Partner (the “Board”) so long as certain conditions described in the Agreement are met (the “EIG Designated Director”);

WHEREAS, on October 18, 2024, an affiliate of EIG agreed to transfer its interests in all of the Class D Preferred Units of the Partnership held by EIG or any of its affiliates (the “Unit Transfer”);

WHEREAS, on November 11, 2024, an affiliate of EIG agreed to transfer its interests in all of the Warrants of the Partnership held by EIG or any of its affiliates (the “Warrant Transfer” and, together with the Unit Transfer, the “Transfer”);

WHEREAS, in connection with the Transfer, (i) the most recent EIG Designated Director has resigned from the Board effective as of 5:00 p.m. New York City Time on October 30, 2024, and (ii) EIG’s right to designate a director to the Board pursuant to the Agreement and the Amended GP LLC Agreement terminated and ceased to be of any further force or effect; and

WHEREAS, the Parties hereto desire to terminate the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Termination of the Agreement. Subject to the terms and conditions of this Termination Agreement, the Agreement is hereby terminated effective as of November 12, 2024 (the “Termination Date”). From and after the Termination Date, the Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate (other than any rights of the EIG Designated Director to seek indemnification pursuant to Section 4(a) of the Agreement, the Amended GP LLC Agreement and/or the Partnership Agreement).

2.              Mutual Release.

In consideration of the covenants, agreements and undertakings of the Parties under this Termination Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasors”) hereby releases, waives and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Termination Agreement arising out of or relating to the Agreement, except for any Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Termination Agreement.

3.              Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)            it has the full right, power and authority to enter into this Termination Agreement and to perform its obligations hereunder;

(b)           the execution of this Termination Agreement by the individual whose signature is set forth at the end of this Termination Agreement on behalf of such Party, and the delivery of this Termination Agreement by such Party, have been duly authorized by all necessary action on the part of such Party; and

(c)           this Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

4.              Acknowledgment and Agreement. EIG hereby acknowledges and agrees that, after giving effect to the Transfer, (a) the “Designation Period” described in Section 1(a) of the Agreement shall have terminated, (b) the Board Designation Right described in Section 1(a) of the Agreement and the designation right described in Section 9.02(b)(iv) of the Amended GP LLC Agreement shall have terminated and shall be of no further force or effect, and (c) neither EIG nor any of its affiliates shall own any equity securities in the Partnership or the General Partnership.

5.              Miscellaneous.

(a)           This Termination Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

(b)           This Termination Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Termination Agreement electronically shall be effective as delivery of an original executed counterpart of this Termination Agreement.

(c)           If any term or provision of this Termination Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Termination Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(d)           This Termination Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto execute this Termination Agreement, effective as of the date first above written.

NGL ENERGY HOLDINGS LLC

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	CEO

NGL ENERGY PARTNERS LP

By:	NGL ENERGY HOLDINGS LLC,
its general partner

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	CEO

EIG MANAGEMENT COMPANY, LLC FS/EIG ADVISOR, LLC on their own behalf and on behalf of the Purchasers

EIG Management Company, LLC

By:	/s/ Matthew Hartman
Name:	Matthew Hartman
Title:	Managing Director

By:	/s/ Nicholas Williams
Name:	Nicholas Williams
Title:	Senior Vice President

FS/EIG Advisor, LLC

By:	/s/ Matthew Hartman
Name:	Matthew Hartman
Title:	Authorized Person

By:	/s/ Nicholas Williams
Name:	Nicholas Williams
Title:	Authorized Person

Signature Page to Board Representation Termination Agreement